Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AGM Group Holdings Inc. of our report dated on April 22, 2021, with respect to the consolidated financial statements, which appears in AGM Group Holdings, Inc.’s Annual Report Form 20-F as of and for the year ended December 31, 2020.

/s/ JLKZ CPA LLP

Flushing, New York

April, 25, 2024